Exhibit 99.1

Opexa to Prepay Convertible Notes Issued in 2009

Repayment of Debt Reduces Interest Payments and Removes Lien on Assets

THE WOODLANDS, Texas--(BUSINESS WIRE)--June 3, 2010--Opexa Therapeutics, Inc. (NASDAQ: OPXA), a company developing Tovaxin®, a novel T-cell therapy for multiple sclerosis (MS), today reported its determination to prepay the 10% Convertible Promissory Notes issued in April and May of 2009, which were originally issued as part of a bridge financing. Opexa is delivering notice of this determination to the holders of the Notes, which is expected to result in a conversion to equity on the terms originally contemplated by the Notes, including at a conversion price of $0.50 per share.

Opexa is required to offer the Noteholders a minimum 15-day notice and potential conversion period. A total of $1.3 million was raised in two tranches in April and May 2009. The Company is also making an offer to the Noteholders that it will pay the accrued interest due on the Notes in a combination of 50% cash and 50% shares of common stock (valued at the conversion price of $0.50 per share), subject to each holder’s agreement to immediately terminate and release the security interest associated with such holder’s Note as well as the Company’s obligations under the Unit Purchase Agreement, Registration Rights Agreement and Security Agreement that were executed in connection with issuance of the Notes. The prepayment date on the Notes is June 23, 2010.

“We believe that this is an appropriate step to be taking at this time and is in the best long-term interests of the Company and its shareholders,” commented Neil K. Warma, President and Chief Executive Officer of Opexa. “Prepaying the Notes and thus in all likelihood converting the debt into equity one year in advance of the maturity date allows us to clean up the balance sheet and save one year of interest payments or approximately $125,000,” commented Neil K. Warma, President and Chief Executive Officer of Opexa. “Importantly, it also enables us to remove the lien on certain Opexa assets including our growing intellectual property portfolio.”

About Opexa

Opexa Therapeutics, Inc. is dedicated to the development of patient-specific cellular therapies for the treatment of autoimmune diseases. The Company’s leading therapy, Tovaxin®, is a personalized cellular immunotherapy treatment that is in clinical development for multiple sclerosis (MS). Tovaxin is derived from T-cells isolated from peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin and, thereby, reduces the risk of relapse over time.

Opexa completed its 150 patient Tovaxin for Early Relapsing Multiple Sclerosis (TERMS) Phase 2b clinical study in late 2008 which was one of the first clinical studies investigating an autologous T-cell therapy in MS patients. Data from this clinical study show evidence that Relapsing Remitting MS (RRMS) patients treated with Tovaxin saw overall clinical, MRI, and immunological benefits over the placebo group, including statistical significance for decrease in the Annualized Relapse Rate (ARR), improvement in disability score (EDSS), and improvement in quality of life measures (MSQLI), as well as an excellent safety profile with no serious adverse events related to Tovaxin treatment.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expects,” “believes,” “anticipates,” “estimates,” “may,” “could,” “intends,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the possible conversion of the outstanding 10% Convertible Promissory Notes and issuance of additional shares of stock, reduction of debt, the ability to remove the security interest in certain assets, current or future financial payments, returns, royalties, performance and position, management's strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: exercise of conversion rights and acceptance by holders of the 10% Convertible Promissory Notes of the Company’s offer regarding accrued interest by a sufficient number of noteholders, market conditions, our capital position, the ability of the Company to enter into and benefit from a partnering arrangement for the Company's product candidate, Tovaxin, on reasonably satisfactory terms (if at all), and our dependence (if partnered) on the resources and abilities of any partner for the further development of Tovaxin, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of developing a marketable product, our ability to raise additional capital to continue our treatment development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights (including for Tovaxin), the risk of litigation regarding our intellectual property rights, the success of third party development and commercialization efforts with respect to products covered by intellectual property rights transferred by the Company, our limited manufacturing capabilities, our dependence on third-party manufacturers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in our filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date made. We assume no obligation or undertaking to update any forward-looking statements to reflect any changes in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in the reports filed with the Securities and Exchange Commission.

CONTACT:
Opexa Therapeutics, Inc.
Neil K. Warma, 281.719.3437
nwarma@opexatherapeutics.com